Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
      Senior Vice President, Chief Financial Officer
         M/I Homes, Inc.
         (614) 418-8011

M/I Homes, Inc. Announces the Resignation of Steven Schottenstein

Columbus, Ohio (June 15, 2006) - In a joint statement issued today, M/I Homes, Inc. (NYSE:MHO) and Steven Schottenstein announced that, after 27 years with the Company, Steven Schottenstein, Chief Operating Officer of M/I Homes, has resigned to pursue other interests. He will remain on the Company’s Board of Directors and continue to serve as Vice Chair of the Board.

Robert H. Schottenstein, Chairman of the Board, Chief Executive Officer and President stated, “Steven has been a key member of senior management of M/I Homes for more than 27 years. He was instrumental in the opening of our Tampa and Orlando operations in the early 1980’s and helped launch our Washington D.C. operation in the early 1990’s. He has provided strong leadership and played a significant role in the growth and success of M/I Homes. More than anything, Steven is a “homebuilder” who cares about the customer and is deeply committed to quality. Everyone at M/I wishes Steven the best and thanks him for his devotion, passion and friendship.”

Steven Schottenstein added, “Being part of M/I Homes for more than 27 years has been rewarding and something that I will always cherish. I am proud of my contributions and have enjoyed working with so many wonderful people. It has been an honor and a privilege to be part of M/I Homes. I know it will remain one of the nation’s premier homebuilders and I look forward to my continuing involvement with the Board.”

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 65,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.